Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. ANNOUNCES ADDITION TO BOARD OF DIRECTORS

(BURLINGAME, CA), February 9, 2015 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today announced the addition of David P. Wilson to its Board of Directors.

“Dave Wilson brings over thirty years of aircraft finance and trading experience to the Board,” said Neal D. Crispin, President and Chief Executive Officer.  “We are pleased to have Dave join AeroCentury.”

After 21 years, Wilson retired in 2014 from GECAS, one of the world’s largest aircraft leasing companies, where he was Senior Vice President, focusing on asset sales and aircraft securitizations to a worldwide investor base.  Prior to joining GECAS, Wilson was in Citicorp’s equipment finance and leasing division.  He started his career with the public accounting firm of Ernst & Young.

Wilson received a Bachelor’s Degree in Accounting and Finance from Boston College and a MS/MBA in Finance from Drexel University.

“Dave’s vast experience and industry knowledge will be valuable to the Board.  He is joining AeroCentury at a time when the Company is successfully implementing its strategy to upgrade its aircraft portfolio, having added two new regional jet aircraft types and one new turboprop aircraft type while recently selling, or writing down with the intention of selling, older aircraft.  The Company’s aircraft that are being held for sale constitute 3% of the current book value of our portfolio,” said Neal Crispin.  “The average age of the Company’s leasing portfolio today is about 13 years, having decreased 28% from about 18 years in January 2014.  In addition, the average remaining lease term for the portfolio today is approximately 60 months, having increased 67% in the last 12 months from approximately 36 months.”

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.